EXHIBIT 3.01

ARTICLES OF INCORPORATION

OF

1ST FINANCIAL SERVICES CORPORATION

The undersigned entity hereby makes and acknowledges these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina as contained in Chapter 55 of the General Statutes of North Carolina and the several amendments thereto, and to that end hereby does set forth that:

1. The name of the corporation is 1ST FINANCIAL SERVICES CORPORATION (the “Corporation”).

2. The Corporation shall have authority to issue Twenty Million (20,000,000) shares of common stock, all of one class and having a par value of Five and 00/100 Dollars ($5.00) per share.

3. The street address of the Corporation’s initial registered office in Henderson County, North Carolina, is 101 Jack Street, Hendersonville, North Carolina 28792; the mailing address of the initial registered office of the Corporation is P. O. Box 6428, Hendersonville, North Carolina 28793; and the name of the Corporation’s initial registered agent at that address is Gregory L. Gibson.

4. To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the Corporation and its subsidiaries shall be personally liable to the Corporation or any of its shareholders or otherwise for monetary damages for breach of any duty as a director. No amendment or repeal of this Article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this Article 4, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal, or adoption. This provision shall not affect any charter or bylaw provision or contract or resolution of the Corporation indemnifying or agreeing to indemnify a director against personal liability.

5. In connection with the exercise of its or their judgment in determining what is in the best interests of the Corporation, its subsidiaries, and its shareholders, the Corporation’s board of directors, any committee of the board of directors, or any individual directors, may, but shall not be required to, in addition to considering the long term and short term interests of the shareholders, consider (a) the social and economic effects of the matter to be considered on the Corporation’s and its subsidiaries’ employees, depositors, customers, and creditors, and the communities in which the Corporation and its subsidiaries operate or are located, and any other factors which it or they deem relevant, and, additionally, (b) when evaluating a proposed business combination or a proposal by another person or persons relating to a potential change of control of the Corporation, (i) the business and financial condition and earnings prospects of the acquiring person or persons, including without limitation existing debt service and other financial obligations, and financial obligations that would be incurred in connection with the proposed transaction, (ii) the competence, experience, and integrity of the acquiring person or persons and its or their management, and (iii) the prospects for successful completion of the proposed transaction. The provisions of this Paragraph 5 shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency the right to be considered. As used in this Paragraph 5, the term “person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity; and, when two or more persons act as a partnership, limited partnership, syndicate or other group acting in concert for the purpose of acquiring, holding, voting or disposing of securities of the Corporation, such partnership, limited partnership, syndicate or group shall also be considered a “person” for purposes of this Paragraph 5.

6. The name and address of the incorporator is Mountain 1st Bank & Trust Company, 101 Jack Street, Hendersonville, North Carolina 28792.

IN TESTIMONY WHEREOF, the undersigned has caused this instrument properly to be executed in its name, this the 11th day of May, 2007.

MOUNTAIN 1ST BANK & TRUST COMPANY

By:	/s/ Gregory L. Gibson
Gregory L. Gibson
Chief Executive Officer

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